EXHIBIT 99.1

Skyworks Media Relations:	Skyworks Investor Relations:
Pilar Barrigas (949) 231-3061	Thomas Schiller (949) 231-4700

Skyworks Achieves 45 Percent Year-Over-Year Revenue
Growth to $218 Million for the Fourth Fiscal Quarter of 2004

Delivers Record Operating Income, Net Income and EPS;
Annual Operating Income Up More Than 20-Fold Year Over Year;
Generates $28 Million in Quarterly Cash Flow from Operations;
Guides to Fifth Consecutive Quarter of Revenue and Earnings Growth

WOBURN, Mass., Oct. 27, 2004 – Skyworks Solutions, Inc. (NASDAQ: SWKS), the industry’s leading wireless semiconductor company focused on radio frequency (RF) and complete cellular system solutions for mobile communications applications, today announced record revenues of $218.1 million for the fourth fiscal quarter ended October 1, 2004, representing a 45 percent increase when compared to revenues of $150.0 million during the fourth fiscal quarter of 2003. Sequentially, revenues grew five percent from the $207.4 million reported in the prior period.

        On a pro forma basis, operating income for the fourth fiscal quarter was $21.2 million versus a loss of $4.8 million during the same period a year ago. GAAP operating income for the fourth fiscal quarter of 2004 was $18.8 million, reversing a loss of $37.9 million in the corresponding quarter a year ago. Fourth fiscal quarter pro forma diluted earnings per share was $0.12, while GAAP diluted earnings per share was $0.11.

        For the 2004 fiscal year, revenues grew 27 percent to $784.0 million from $617.8 million in the prior fiscal year. Pro forma operating income improved to $64.0 million for the fiscal year, up from $3.2 million during the same period a year ago, while GAAP operating income improved to $42.7 million from an operating loss of $33.6 million. Pro forma diluted EPS for fiscal 2004 was $0.31 versus a loss of $0.13 in the prior year, with GAAP diluted EPS of $0.17 compared to a loss of $3.24 per share, respectively.

“Our 45 percent year-over-year revenue growth clearly reflects the successful launch and volume production of our innovative semiconductor solutions as well as continued market share gains across key product lines, geographies and customers,” said David J. Aldrich, Skyworks’ president and chief executive officer. “As we enter our new fiscal year, the ramp of our EDGE and WCDMA solutions is positioning us to once again outgrow the wireless market. In addition, we intend to leverage our analog, mixed signal and digital integration competencies beyond handsets into other high-margin segments as we continue to aggressively grow both our top and bottom lines.”

Financial Achievements

o	Delivered record net income with pro forma EPS of $0.12

o	Generated $28 million of cash flow from operations

o	Reduced DSO by 3 days and increased inventory turns to 6.6 times

o	Increased cash balance to $215 million

Product Highlights

Front-End Modules

o	Gained power amplifier module market share with unit volumes up more than 75 percent year over year

o	Ramped production of transmit modules in support of WCDMA platforms at a tier-one handset supplier

Radio Solutions

o	Received initial volume purchase order for Helios™ EDGE radio system from a large Korean handset provider

o	Surpassed 100 millionth unit milestone for complete RF subsystems

Cellular Systems

o	Achieved record revenues and unit shipments highlighted by new platform ramps at Arima, CECT, Lenovo, NEC and Sanyo

o	Scored a complete system solution design win with another leading Japanese handset OEM

Infrastructure and Wireless Data

o	Introduced the industry's most comprehensive RF subsystem for 3G and 4G wideband base stations

o	Secured a front-end module design win at Sony-Ericsson in support of machine-to-machine applications

First Fiscal Quarter 2005 Outlook

        “We expect share gains and our increasing content per handset to more than offset market softness in China, enabling modest revenue growth in the first fiscal quarter,” said Allan M. Kline, Skyworks’ vice president and chief financial officer. “We also anticipate expanded gross margins and reduced operating expenses as a percentage of sales to drive a 10 percent sequential improvement in operating income.”

Skyworks’ Fourth Quarter Conference Call

        Skyworks will host a conference call at 5:00 p.m. Eastern time (ET) today to discuss fourth quarter 2004 fiscal year results. To listen to the conference call via the Internet, please visit the Investor Relations section of Skyworks’ website at www.skyworksinc.com. To listen to the conference call via telephone, please call (800) 289-0544 (domestic) or (913) 981-5533 (international), security code: Skyworks.

        Playback of the conference call will begin at 9:00 p.m. ET today and end at 9:00 p.m. ET on November 3, 2004. The replay will be available on Skyworks’ website or by calling (888) 203-1112 (domestic) or (719) 457-0820 (international); access code: 924980#.

About Skyworks

        Skyworks Solutions, Inc. is the industry’s leading wireless semiconductor company focused on RF and complete cellular system solutions for mobile communications applications. The company provides front-end modules, RF subsystems and cellular systems to handset, WLAN and infrastructure customers.

        Skyworks is headquartered in Woburn, Mass., with executive offices in Irvine, Calif. The company has design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe, Japan, China, Korea, Taiwan and India. For more information please visit www.skyworksinc.com.

Safe Harbor Statement

        This press release, and related conference call, includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements included in this press release and related conference call, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements include information relating to future results of Skyworks (including certain projections and anticipated business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those expressed.

        These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including health and security risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s filings with the Securities and Exchange Commission.

        These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

SKYWORKS

SKYWORKS SOLUTIONS, INC.
UNAUDITED RECONCILIATION OF PRO FORMA NON-GAAP FINANCIAL MEASURES

(in thousands)	Quarter Ended		Year Ended	
	Oct 1, 2004	Oct 3, 2003	Oct 1, 2004	Oct 3, 2003
GAAP Operating income (loss)	$ 18,838	$ (37,910)	$ 42,652	$ (33,539)
Reduction to purchase obligation [a]	-	-	-	(4,805)
Asset impairments [b]	-	28,269	13,906	28,269
Restructuring charges [c]	1,607	3,754	4,434	8,856
Amortization of intangible assets	737	1,076	3,043	4,386
Pro forma operating income (loss)	$ 21,182	$ (4,811)	$ 64,035	$ 3,167

(in thousands)	Quarter Ended		Year Ended	
	Oct 1, 2004	Oct 3, 2003	Oct 1, 2004	Oct 3, 2003
GAAP net income (loss)	$ 18,095	$ (42,927)	$ 25,876	$ (451,416)
Reduction to purchase obligation [a]	-	-	-	(4,805)
Asset impairments [b]	-	28,269	13,906	28,269
Restructuring charges [c]	1,607	3,754	4,434	8,856
Amortization of intangible assets	737	1,076	3,043	4,386
Goodwill impairment [d]	-	-	-	397,139
Pre-merger tax adjustments	(1,002)	-	(18)	-
Pro forma net income (loss)	$ 19,437	$ (9,828)	$ 47,241	$ (17,571)

	Quarter Ended		Year Ended	
	Oct 1, 2004	Oct 3, 2003	Oct 1, 2004	Oct 3, 2003
GAAP net income (loss) per share, diluted	$ 0.11	$ (0.30)	$ 0.17	$ (3.24)
Reduction to purchase obligation [a]	-	-	-	(0.03)
Asset impairments [b]	-	0.20	0.10	0.20
Restructuring charges [c]	0.01	0.03	0.03	0.06
Amortization of intangible assets	0.01	-	0.01	0.03
Goodwill impairment [d]	-	-	-	2.85
Pre-merger tax adjustments	(0.01)	-	-	-
Pro forma net income (loss) per share, diluted	$ 0.12	$ (0.07)	$ 0.31	$ (0.13)

[a] Represents a change in the estimate of the Company's excess costs related to its purchase obligation with Jazz Semiconductor Inc. which was included in cost of goods sold.

[b] In fiscal 2004, these charges primarily consist of a write-down of legacy technology licenses related to the Company's cellular systems business which was included in operating expenses, except for $0.7 million which was included in cost of goods sold.
In fiscal 2003, these charges primarily consist of a write-down of assets related to the Company's infrastructure business which was included in operating expenses.

[c] Represents certain costs incurred to implement facility consolidations which was included in special charges, except for $0.3 million and $2.6 million which were included in selling, general and administrative expenses in the fourth quarter of fiscal 2003 and the year ended October 3, 2003, respectively, and $0.3 million which was included in cost of goods sold for the year ended October 1, 2004.

[d] The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" during fiscal 2003. As a result of the adoption of SFAS No. 142, the Company was required to evaluate for impairment goodwill and intangible assets that have indefinite lives. Based on this evaluation, the Company determined that its goodwill was impaired. The amount of this impairment charge was $397.1 million.

The above pro forma non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown. These financial measures are not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP). However, the Company believes this information is useful in understanding the results of operations. Therefore, Skyworks provides this supplemental information to enable investors to perform additional comparisons of operating results and as a means to provide additional insight into the Company's ongoing operations and economic performance.